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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): February 3, 2001



                     PACIFIC AEROSPACE & ELECTRONICS, INC.

             (Exact name of registrant as specified in its charter)


           Washington                 0-26088               91-1744587
         (State or other            (Commission            (IRS Employer
         jurisdiction of            File Number)        Identification No.)
         incorporation or
         organization)

430 Olds Station Road, Third Floor, Wenatchee, WA                       98801
(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number,
including area code:                                              (509) 667-9600
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Item 5.  Other Events
---------------------

Financing Commitment Letter
---------------------------

On February 5, 2001, Pacific Aerospace issued a press release announcing that we have received a commitment letter from an institutional lender, indicating that the lender intends to provide us with $15 million of financing. The lender and Pacific Aerospace plan to close the financing transaction before the end of February 2001. The commitment letter, which was executed on February 3, 2001, is subject to several conditions. These conditions include the negotiation, execution and delivery of definitive documents, including without limitation notes, warrants, and other related documents, the lender's completion of its due diligence, and the absence of any material adverse change in our business, financial condition or prospects. The lender acknowledged in the commitment letter that it has already conducted substantial business due diligence with respect to Pacific Aerospace.

We would use the proceeds of the financing to refinance our existing lines of credit in the U.S. and the U.K., to pay a $3.6 million interest payment on our outstanding 11 1/4% senior subordinated notes, and to provide working capital. The interest payment intended to be cured out of the proceeds of the financing was due on February 1, 2001, but we did not make the payment on that date because we did not have sufficient cash to do so. The indenture governing our 11 1/4% senior subordinated notes provides a 30-day grace period before an event of default is deemed to occur. The grace period will end on March 3, 2001. Our goal is to close the proposed financing transaction before that date in order to cure the interest payment before an event of default occurs.

Under the terms of the commitment letter, Pacific Aerospace and its subsidiaries would issue $15 million of senior secured notes to the lender, or funds and
accounts managed or advised by it.   The notes would have a term of two years.
The notes would bear interest at 18% per annum, payable quarterly. We would have the option to defer and accrue a portion of the interest, up to 5% per annum, for up to a year at the time of any interest payment. The notes would be secured by the assets of Pacific Aerospace and its subsidiaries. We would be permitted to repay the notes at any time without a penalty, and we would be required to repay $7.5 million of the notes upon the sale of our U.K. subsidiary, Aeromet International PLC.

Under the terms of the commitment letter, we would also issue warrants to purchase shares of our common stock to the lender or funds and accounts managed or advised by it, at a nominal exercise price. The number of shares covered by the warrants is expected to approximate 8% of our common stock outstanding or issuable, on a fully diluted basis, at the time of closing.

                                       2
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Line of Credit Extension
------------------------

Our U.S. operating line of credit expired on September 5, 2000, and had previously been extended through February 5, 2001. On February 7, 2001, our
current U.S. lender extended the line of credit through March 5, 2001.   Due to
our continued losses, our current U.S. lender has decided not to renew our line of credit once we have found a replacement lender. We would use a portion of the proceeds of the proposed financing announced on February 5, 2001 and described above to repay our U.S. line of credit. In addition, our U.K. line of credit was previously extended through February 28, 2001, and we would use a portion of the proceeds of the proposed financing to repay that line of credit. If we are unable to renew or replace our credit lines, we may not have enough cash to fund or sustain our current operations or to meet our obligations as they become due, including paying our February 1, 2001 interest payment within the grace period ending on March 3, 2001. In that event, we could be forced to seek protection from creditors under the bankruptcy laws.

Item 7.  Financial Statements and Exhibits
------------------------------------------

(a)    Financial Statements
       --------------------

None required.

(b)    Pro Forma Financial Information
       -------------------------------

Not applicable.

(c)    Exhibits
       --------

The following are filed as exhibits to this current report:

99.1   Press Release, dated February 5, 2001

99.2 Modification and/or Extension Agreement, dated February 7, 2001, between Pacific Aerospace & Electronics, Inc. and KeyBank National Association.

                                       3
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  PACIFIC AEROSPACE & ELECTRONICS, INC.

                                  By: /s/ Donald A. Wright
                                     -----------------------------------------
                                     Donald A. Wright, Chief Executive Officer
                                     & President



Dated:  February 8, 2001

                                       4
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                                 EXHIBIT INDEX


Exhibit
Number    Description


99.1      Press Release, dated February 5, 2001

99.2 Modification and/or Extension Agreement, dated February 7, 2001, between Pacific Aerospace & Electronics, Inc. and KeyBank National Association.

                                       5